Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Record Pre-Tax Income in Fiscal 2021

  Generates total revenues of $411.5 million, an increase of 61.2% versus fiscal 2020 and 21.6% versus fiscal 2019
  Gross profit margin is 53.0% compared to 38.2% in fiscal 2020 and 45.4% in fiscal 2019
  Delivers pre-tax income of $50.7 million, the highest in the Company’s history, an improvement of $70.9 million compared to fiscal 2020 and $49.1 million compared to fiscal 2019
  Net income is $47.3 million, or $2.93 per diluted share, compared to net loss of ($23.0) million, or ($1.54) per diluted share, in fiscal 2020 and net income of $0.3 million, or $0.02 per diluted share, in fiscal 2019
  Adjusted net income is $38.3 million, or $2.37 per diluted share, compared to adjusted net loss of ($13.7) million, or ($0.92) per diluted share in fiscal 2020 and adjusted net income of $0.1 million, or $0.01 per diluted share, in fiscal 2019
  Utilized $4.4 million to repurchase shares under the Company’s $25.0 million stock repurchase program adopted by its Board of Directors on November 30, 2021

ST. LOUIS--(BUSINESS WIRE)--March 10, 2022--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the fourth quarter and fiscal year 2021 ended January 29, 2022.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “We are pleased to report outstanding results for fiscal 2021 including the company’s highest total revenues in more than a decade and record-breaking profitability. We attribute the majority of our positive performance to the cumulative effect of the disciplined execution of a multi-year strategy to elevate and monetize our iconic brand even with external pressures that have reshaped consumer shopping habits. We believe these wide-scale, long-horizon actions significantly contributed to our current success enabling us to evolve into a digitally-driven, diversified omnichannel entity enhanced by a dynamic and efficient vertical retail presence with a solid financial position to invest in growth initiatives.

“As we continue to focus on executing our strategy, we are pleased to have kicked-off our planned year-long celebration of Build-A-Bear’s milestone 25th anniversary in 2022 with positive momentum on a quarter-to-date basis. While we recognize that the external environment remains volatile with ongoing inflationary pressure, we believe we have the building blocks in place to drive further profitable growth to continue to enhance shareholder value,” concluded Ms. John.

Fourth Quarter 2021 Highlights (13 weeks ended January 29, 2022 compared to the 13 weeks ended January 30, 2021 and February 1, 2020):

  Total revenues were $130.0 million, an increase of 38.8% from $93.7 million in the fiscal 2020 fourth quarter, and a 24.3% increase from $104.6 million in the fiscal 2019 fourth quarter. The Company noted that the surge in COVID cases in the latter half of January 2022 led to constrained store labor and resulted in temporary store closures in 67 of its locations reducing store operating days in the month of January by 4.0%. The Company estimates its total revenues for the quarter were reduced by approximately $1.0 million as a result;
    Net retail sales were $125.6 million, a 36.8% increase compared to $91.9 million in the fiscal 2020 fourth quarter and a 24.8% increase compared to $100.7 million in the fiscal 2019 fourth quarter;
    Consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores) increased 3.5% compared to the fiscal 2020 fourth quarter representing a penetration of 20.7% of net retail sales. E-commerce demand increased 114.7% compared to the fiscal 2019 fourth quarter; and
    Commercial and international franchise revenues were $4.3 million compared to $1.8 million in the fiscal 2020 fourth quarter and $3.9 million in the fiscal 2019 fourth quarter;
  Gross profit margin was 53.5% compared to 50.2% in the fiscal 2020 fourth quarter and 50.4% in the fiscal 2019 fourth quarter. Gross profit margin expanded by 330 basis points compared to the fiscal 2020 fourth quarter and 310 basis points versus the fiscal 2019 fourth quarter. Gross profit margin expansion in the 2021 fourth quarter reflected increased leverage on fixed occupancy expense, partially offset by increased product and freight costs;
  Selling, general and administrative (“SG&A”) expenses were $49.4 million, or 38.0% of total revenues, compared to $36.3 million, or 38.7% of total revenues in the fiscal 2020 fourth quarter and $45.1 million, or 43.1% of total revenues in the fiscal 2019 fourth quarter. The increase in SG&A expenses as compared to the fiscal 2020 fourth quarter was driven by higher labor costs given the lifting of capacity restrictions and expanded operating hours in stores. In addition, the change in SG&A reflected an increase in variable costs driven by sales growth initiatives inclusive of higher marketing spend and performance incentive programs;
  Pre-tax income was $20.1 million, an improvement of $9.4 million compared to pre-tax income of $10.8 million in the fiscal 2020 fourth quarter, and an improvement of $12.5 million compared to pre-tax income of $7.6 million in the fiscal 2019 fourth quarter;
  Adjusted pre-tax income was $19.6 million compared to adjusted pre-tax income of $9.3 million in the fiscal 2020 fourth quarter and adjusted pre-tax income of $7.3 million in the fiscal 2019 fourth quarter;
  Income tax benefit was $4.0 million in the fiscal 2021 fourth quarter reflecting the full reversal of the Company’s tax valuation allowance in North America of $7.8 million offset by $3.8 million of tax expense. This compares to income tax expense of $0.3 million in the fiscal 2020 fourth quarter and an income tax expense of $1.4 million in the fiscal 2019 fourth quarter;
  Net income was $24.1 million, or $1.48 per diluted share, compared to net income of $10.5 million, or $0.67 per diluted share, in the fiscal 2020 fourth quarter and net income of $6.2 million, or $0.42 per diluted share, in the fiscal 2019 fourth quarter;
  Adjusted net income was $15.8 million, or $0.97 per diluted share, compared to adjusted net income of $8.9 million, or $0.58 per diluted share, in the fiscal 2020 fourth quarter and adjusted net income of $5.7 million, or $0.39 per diluted share, in the fiscal 2019 fourth quarter; and
  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $23.3 million, an increase of $9.1 million from the fiscal 2020 fourth quarter and an increase of $12.3 million from the fiscal 2019 fourth quarter.

Fiscal Year 2021 Highlights (52 weeks ended January 29, 2022, compared to the 52 weeks ended January 30, 2021 and February 1, 2020):

  Total revenues were $411.5 million, an increase of 61.2% compared to $255.3 million in fiscal 2020 and an increase of 21.6% from $338.5 million in fiscal 2019;
    Consolidated net retail sales were $397.7 million, an increase of 59.6% compared to $249.2 million in fiscal 2020 and an increase of 22.9% compared to $323.5 million in fiscal 2019;
    Consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores) increased 8.5% compared to fiscal 2020, representing a penetration of 18.3% of net retail sales. E-commerce demand increased 156.1% compared to fiscal 2019;
  Pre-tax income was $50.7 million compared to pre-tax loss of ($20.2) million in fiscal 2020 and pre-tax income of $1.6 million in fiscal 2019;
  Income tax expense was $3.4 million, reflecting expense of $11.2 million partially offset by a full reversal of the Company’s tax valuation allowance in North America of $7.8 million, compared to expense of $2.8 million in fiscal 2020 and $1.3 million in fiscal 2019;
  Net income was $47.3 million, or $2.93 per diluted share, compared to net loss of ($23.0) million, or ($1.54) per diluted share, in fiscal 2020 and net income of $0.3 million, or $0.02 per diluted share, in fiscal 2019;
  Adjusted net income was $38.3 million, or $2.37 per diluted share, compared to adjusted net loss of ($13.7) million, or ($0.92) per diluted share, in fiscal 2020, and compared to adjusted net income of $0.1 million, or $0.01 per diluted share, for fiscal 2019;
  EBITDA was $63.0 million, an increase of $69.9 million from EBITDA of ($6.9) million in fiscal 2020 and an increase of $47.7 million from EBITDA of $15.3 million in fiscal 2019.

Store Activity:

As of January 29, 2022, the Company had 346 corporately-managed stores. The Company maintains a high level of lease optionality with over 75% of locations having a lease event within the next three years.

The Company noted that its third-party retail model showed a return to stability as locations associated with relationships that include Carnival Cruise Lines, Great Wolf Lodge Resorts, Landry’s and Beaches Family Resorts were mostly reopened. Separately, international franchise locations continued to be negatively impacted by COVID and experienced closures or operated under restrictions for a portion of fiscal 2021.

Balance Sheet:

As of January 29, 2022, cash and cash equivalents totaled $32.8 million compared to $34.8 million as of January 30, 2021. During the fourth quarter, the Company returned $24.4 million in value to shareholders through $4.4 million of repurchases of common stock and payment of a $20.0 million special dividend. The ending cash balance also reflected increased investment in working capital. The Company ended the fiscal year with no borrowings under its revolving credit facility.

Total inventory at year-end was $73.6 million, an increase of $26.7 million from fiscal 2020 year-end and an increase of $20.2 million from fiscal 2019 year-end. The majority of the increase was related to in-transit inventory due to strategically planned accelerated purchases used to partially mitigate inflationary and supply chain COVID-related pressures and anticipated continued increases in product and freight costs. For fiscal 2021, capital expenditures totaled $8.1 million and depreciation and amortization was $12.3 million.

Share Repurchase Program:

As of January 29, 2022, the Company utilized $4.4 million in cash to repurchase 245,554 shares under its $25.0 million program that was authorized by its Board of Directors on November 30, 2021. As of March 9, 2022, the Company had utilized a total of $5.0 million under the program and currently has $20.0 million available.

2022 Outlook:

The Company noted that its positive momentum has continued into its fiscal 2022 first quarter and is providing guidance for total revenues and profit for the period. The Company expects to provide guidance on these metrics for the fiscal year at a future date as it monitors the evolving external environment, assesses ongoing inflationary pressure and the potential impact of stimulus on consumer spending in the prior year. For the first quarter of fiscal 2022, the Company currently expects:

  Total revenue to exceed first quarter of fiscal 2021; and
  Pretax income and EBITDA to exceed the record profitability of first quarter of fiscal 2021.

In addition, for fiscal 2022, the Company currently expects capital expenditures to approximate $10 to $15 million and for depreciation and amortization to be in the range of $12 to $14 million. The Company expects an income tax rate of approximately 25% in fiscal 2022.

Note Regarding Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s on-going operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on March 17, 2022. The telephone replay is available by calling (844) 512-2921. The access code is: 13726940.

About Build-A-Bear

Build-A-Bear is a multi-generational global brand focused on its mission to “add a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. Nearly 500 interactive brick-and-mortar retail locations operated through a variety of formats provide guests of all ages a hands-on entertaining experience, which often fosters a lasting and emotional brand connection. The company also offers engaging e-commerce/digital purchasing experiences on www.buildabear.com including its online “Bear-Builder”, the animated “Bear Builder 3D Workshop” and its age-gated adult-focused “Bear Cave”. In addition, extending its brand power beyond retail, Build-A-Bear Entertainment, a subsidiary of Build-A-Bear Workshop, Inc., is dedicated to creating engaging content for kids and adults that fulfills the company’s mission, while the company also offers products at wholesale and in non-plush consumer categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $411.5 million in fiscal 2021. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 16, 2020 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	January 29,	% of Total	January 30,	% of Total
	2022	Revenues (1)	2021	Revenues (1)
Revenues:
Net retail sales	$125,638	96.7	$91,856	98.1
Commercial revenue	3,701	2.8	1,370	1.5
International franchising	623	0.5	434	0.5
Total revenues	129,962	100.0	93,660	100.1
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	57,694	45.9	45,483	49.5
Store asset impairment	—	0.0	302	0.3
Cost of merchandise sold - commercial (1)	2,398	64.8	528	38.5
Cost of merchandise sold - international franchising (1)	357	57.3	299	68.9
Total cost of merchandise sold	60,449	46.5	46,612	49.8
Consolidated gross profit	69,513	53.5	47,048	50.2

Selling, general and administrative expense	49,380	38.0	36,253	38.7
Interest (income) expense, net	(16)	(0.0)	4	0.0
Income before income taxes	20,149	15.5	10,791	11.5
Income tax (benefit) expense	(3,978)	(3.1)	321	0.3
Net income	$24,127	18.6	$10,470	11.2

Income per common share:
Basic	$1.53		$0.70
Diluted	$1.48		$0.67
Shares used in computing common per share amounts:
Basic	15,804,481		14,999,786
Diluted	16,294,679		15,524,340
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	52 Weeks		52 Weeks
	Ended		Ended
	January 29,	% of Total	January 30,	% of Total
	2022	Revenues (1)	2021	Revenues (1)
Revenues:
Net retail sales	$397,690	96.6	$249,210	97.6
Commercial revenue	11,505	2.8	4,426	1.7
International franchising	2,327	0.6	1,674	0.7
Total revenues	411,522	100.0	255,310	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	186,382	46.9	147,783	59.3
Store asset impairment (2)	—	0.0	7,346	2.9
Cost of merchandise sold - commercial (1)	5,648	49.1	1,837	41.5
Cost of merchandise sold - international franchising (1)	1,537	66.1	935	55.9
Total cost of merchandise sold	193,567	47.0	157,901	61.8
Consolidated gross profit	217,955	53.0	97,409	38.2

Selling, general and administrative expense	167,250	40.6	117,585	46.1
Interest (income) expense, net	(5)	(0.0)	10	0.0
Income (loss) before income taxes	50,710	12.3	(20,186)	(7.9)
Income tax expense	3,445	0.8	2,797	1.1
Net income (loss)	$47,265	11.5	$(22,983)	(9.0)

Income (loss) per common share:
Basic	$3.06		$(1.54)
Diluted	$2.93		$(1.54)
Shares used in computing common per share amounts:
Basic	15,460,634		14,923,304
Diluted	16,122,583		14,923,304
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

(2)	Due to the charges primarily in the 52 weeks ended January 30, 2020, a separate line item was disclosed and expressed as a percentage of net retail sales.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	January 29,	January 30,	February 1,
	2022	2021	2020
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$32,845	$34,840	$26,726
Inventories, net	73,609	46,947	53,381
Receivables, net	13,316	8,295	11,526
Prepaid expenses and other current assets	12,852	10,111	7,117
Total current assets	132,622	100,193	98,750

Operating lease right-of-use asset	77,671	104,825	126,144
Property and equipment, net	48,966	52,973	65,855
Deferred tax assets	7,613	-	3,411
Other assets, net	2,077	3,381	3,102
Total Assets	$268,949	$261,372	$297,262

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,264	$17,901	$15,680
Accrued expenses	25,543	17,551	16,536
Operating lease liability short term	24,455	32,402	30,912
Gift cards and customer deposits	20,937	19,029	20,231
Deferred revenue and other	3,808	2,445	2,605
Total current liabilities	100,007	89,328	85,964

Operating lease liability long term	73,307	101,462	119,625
Deferred franchise revenue	734	920	1,325
Other liabilities	1,218	2,354	1,717

Stockholders' equity:
Common stock, par value $0.01 per share	162	159	152
Additional paid-in capital	75,490	72,822	70,633
Accumulated other comprehensive loss	(12,470)	(12,615)	(12,079)
Retained earnings/(deficit)	30,501	6,942	29,925
Total stockholders' equity	93,683	67,308	88,631
Total Liabilities and Stockholders' Equity	$268,949	$261,372	$297,262

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 29,	January 30,	January 29,	January 30,
	2022	2021	2022	2021

Other financial data:

Retail gross margin ($) (1)	$67,944	$46,373	$211,308	$101,427
Retail gross margin (%) (1)	54.1%	50.5%	53.1%	40.7%
Capital expenditures (2)	$3,537	$1,017	$8,130	$5,046
Depreciation and amortization	$3,124	$3,332	$12,276	$13,237

Store data (3):
Number of corporately-managed retail locations at end of period
North America			305	305
Europe			41	48
Asia			—	1
Total corporately-managed retail locations			346	354

Number of franchised stores at end of period			72	77

Corporately-managed store square footage at end of period (4)
North America			711,768	712,287
Europe			61,090	71,609
Asia			—	1,750
Total square footage			772,858	785,646
(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(2)	Capital expenditures represents cash paid for property, equipment, and other assets.
(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks	13 Weeks	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended	Ended	Ended
	January 29,	January 30,	February 1,	January 29,	January 30,	February 1,
	2022	2021	2020	2022	2021	2020
Income (loss) before income taxes (pre-tax)	$20,149	$10,791	$7,588	$50,710	$(20,186)	$1,561
Income (loss) before income tax adjustments:
United Kingdom Lockdown Business & Restart Grants (1)	10	(756)	-	(842)	(756)	-
COVID activity (2)	26	30	-	70	142	-
Ohio Bureau of Workers' Compensation Dividend (3)	-	(332)	-	-	(332)	-
Impairment, bad debt, and lease modification (4)(5)	(1,107)	328	(244)	(1,054)	7,956	(1,016)
Foreign exchange (gains) losses (6)	498	(798)	(261)	521	(601)	71
Other (7)	-	2	202	-	336	370
Adjusted income (loss) before income taxes (adjusted pre-tax)	19,576	9,265	7,285	49,405	(13,441)	986

Income tax (expense) benefit	3,978	(321)	(1,426)	(3,445)	(2,797)	(1,300)
Tax adjustments:
Income tax impact: adjustments (8)(9)	56	-	(132)	78	-	(53)
Income tax impact: CARES Act (10)	-	-	-	-	(773)	-
Valuation allowance (11)(12)	(7,761)	-	-	(7,761)	3,272	449
Adjusted income tax (expense) benefit	(3,727)	(321)	(1,558)	(11,128)	(298)	(904)

Net income (loss)	24,127	10,470	6,162	47,265	(22,983)	261
Adjustments	(8,278)	(1,526)	(435)	(8,988)	9,244	(179)
Adjusted net income (loss)	$15,849	$8,944	$5,727	$38,277	$(13,739)	$82

Net income (loss) per diluted share (EPS)	$1.48	$0.67	$0.42	$2.93	$(1.54)	$0.02

Adjusted net income (loss) per diluted share (adjusted EPS)	$0.97	$0.58	$0.39	$2.37	$(0.92)	$0.01
(1)

Represents the business grants received and adjusted from the United Kingdom government for business in the retail, hospitality and leisure sectors. These grants were provided on a per-property basis to support businesses through the latest lockdown restrictions as a result of the COVID pandemic and to resume business when restrictions were eased.

(2)	Represents COVID related expenses at our stores, warehouse, and headquarters.
(3)	Represent a dividend distribution received from the Ohio Bureau of Workers' Compensation in the fourth quarter of fiscal 2020.
(4)

Represents the lease modification impacts of exercising early termination options in leases offset by non-cash impairment charges related to store fixed assets, receivables, and inventory in the 13 and 52 weeks ended January 29, 2022 and February 1, 2020

(5)

Represents non-cash adjustments including asset impairment charges related to store fixed assets and right-of-use operating lease assets and bad debt expense in the 13 and 52 weeks ending January 30, 2021.

(6)

Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.

(7)	Represents severance and other non-recurring changes in reserves and charges.
(8)

Represents the aggregate tax impact of the pre-tax adjustments for North American adjustments for the 13 and 52 weeks ended January 29, 2022 and February 1, 2020. Europe had a full valuation allowance and did not realized an income tax effects on these adjustments for the 13 and 52 weeks ended January 29, 2022 and February 1, 2020.

(9)

As a result of the Company's full, global valuation allowance recorded in the first quarter of fiscal year 2020, the Company did not realize an income tax effects on these adjustments for the 13 and 52 weeks ended January 30, 2021.

(10)	Represents the impact of the technical correction related to qualified leasehold improvements resulting from the CARES Act occuring in the first quarter of fiscal 2020
(11)	Represents the reversal of the full valuation allowance on its net deferred tax assets in North America in the fourth quarter of fiscal 2021.
(12)	Represents the valuation allowance recorded on its net deferred tax assets in North America in the first quarter of fiscal 2020 and the United Kingdom in the fourth quarter of fiscal 2019.

Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands)

	13 Weeks	13 Weeks	13 Weeks
	Ended	Ended	Ended
	January 29,	January 30,	February 1,
	2022	2021	2020
Income before income taxes (pre-tax)	$20,149	$10,791	$7,588
Interest (income) expense, net	(16)	4	(6)
Depreciation and amortization expense	3,124	3,332	3,346
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$23,257	$14,127	$10,928
Adjustments	(573)	(1,526)	(303)
Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA)	$22,684	$12,601	$10,625

	52 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended
	January 29,	January 30,	February 1,
	2022	2021	2020
Income (loss) before income taxes (pre-tax)	$50,710	$(20,186)	$1,561
Interest (income) expense, net	(5)	10	15
Depreciation and amortization expense	12,276	13,237	13,705
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)	$62,981	$(6,939)	$15,281
Adjustments	(1,305)	6,745	(575)
Adjusted earnings (loss) before interest, taxes, depreciation and amortization (adjusted EBITDA)	$61,676	$(194)	$14,706

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Public Relations
PR@buildabear.com